Exhibit 4.11

English Summary of the Hebrew Original

Amendment no. 6 to the Credit Agreement dated March 14, 2013, which was amended on November 3, 2013, April 29, 2014, March 31, 2015, March 10, 2016 and December 6, 2016
Made and entered in Tel Aviv, on March 30, 2017

On March 14, 2013, the Borrower entered into a credit agreement with the Lenders (hereinafter: the "Credit Agreement"), in the framework of which, and by virtue of which, inter alia, the "Credit" was made available to the Borrower; and

On November 3, 2013, following the Borrower's request to make various amendments to the Credit Agreement, Amendment no. 1 to the Credit Agreement was executed by and among the Parties, and on April 29, 2014, following the Borrower's request to make additional amendments to the Credit Agreement, instead of the amendments that were made to the Credit Agreement in the framework of Amendment no. 1, Amendment no. 2 to the Credit Agreement was executed by and among the Parties, and on March 31, 2015, following the Borrower's request to make various amendments to the Credit Agreement, inter alia, instead of various amendments that were made to the Credit Agreement in the framework of Amendment no. 2 and remained in force, Amendment no. 3 to the Credit Agreement was executed by and among the Parties (hereinafter: "Amendment no. 3") and on March 10, 2016, following the Borrower's request to make various amendments to the Credit Agreement, inter alia, instead of various amendments that were made to the Credit Agreement in the framework of Amendment no. 3, Amendment no. 4 to the Credit Agreement was executed by and among the Parties, and on December 6, 2016, following the Borrower's request to make various amendments to the Credit Agreement, inter alia, instead of various amendments that were made to the Credit Agreement in the framework of Amendment no. 3 and remained in force, Amendment no. 5 to the Credit Agreement was executed by and among the Parties (hereinafter, jointly, the "Amendments"); and

Pursuant to the directive of the Director General of the Antitrust Authority (hereinafter: the "Director General") dated December 31, 2015, the leading bank (the “Bank”) and another bank (the “Other Bank”) shall not be allowed to join together in the same credit consortium, all as stated in the Director General's directives; and pursuant to the approval that was granted to the Lenders, the prohibition prescribed in the Director General's directives shall not apply to the Credit Agreement until July 2, 2017; and the Borrower approached the other banks who are part of the Credit Agreement   (hereinafter: the "Remaining Lenders") and requested to extend the Credit Agreement until March 31, 2018, without the Other Bank taking part in the consortium, in light of the Director General's directives; and in light of that stated in the Borrower requested that the Remaining Lenders take the Other Bank's place in the Credit (as defined in the Credit Agreement), pro rata to each of the Remaining Lender's relative portion of the Credit, all as specified in this Amendment; and

Additionally, the Borrower approached the Remaining Lenders and requested to make various additional amendments to the Credit Agreement and to the Amendments, as specified in this Amendment below; and in reliance upon the veracity of the Borrower's representations and warranties in the Credit Agreement and in this Amendment, as specified below, and the fulfillment of all of its undertakings as specified in the Credit Agreement, as amended in this Amendment, the Remaining Lenders agreed to the Borrower's request, all subject to and in accordance with the terms and conditions and the provisions of the Credit Agreement and this Amendment;

The following is the summary of the material terms and conditions of the Amendment.

1.	General

The preamble to this Amendment constitutes an integral part hereof. All of the terms mentioned above and below in this Amendment shall have the meaning given to them in them in the Credit Agreement, unless explicitly stated otherwise.

This section also contains customary representations of the Borrower, including a representation that the Borrower has complied and is complying with all the provisions of the Credit Agreement; that the Borrower has full power and authority to enter into the Amendment; that certain representations and warranties as detailed in the Credit Agreement are true and correct as of the date of execution of the Amendment; that there will be no need for any further decision making or any further approvals; that the Amendment is part of the Credit Documents.

2.	Extension of the Final Repayment Date

2.1
As of the date of execution of this Amendment, Section 2 of the Credit Agreement shall be amended such that the definition of "Final Repayment Date" existing therein shall be deleted and the following shall come in its stead:

""Final Repayment Date"          means March 31, 2018."

3.	Replacing a Lender and Increasing the Guarantee Facility

3.1
Commencing from the date of execution of this Amendment the Other Bank shall be removed from the list of the Lenders specified in Annex 1 of the Credit Agreement and the Annex shall be amended as follows: Each of the Remaining Lenders shall replace the Other Bank’s part in the amount of the Loan Facility and in the amount of the Guarantee Facility, pro rata, in accordance with each of the Remaining Lender's relative part of the amount of the Loan Facility and the amount of the Guarantee Facility. Additionally, and without derogating from the provisions of Sections 18.8 and 18.9 of the Credit Agreement, commencing from the date of execution of this Amendment, the amount of the Bank Guarantee Facility that each of the Lenders allocated shall be amended such that the total Bank Guarantee Facilities that shall be allocated by all of the Lenders together shall increase by an amount of 10 million US dollars.

3.2
In light of the replacement of the Other Bank in the Credit Agreement by the Remaining Lenders, in each of the Credit Documents in which there is reference to the Lenders, the Lenders shall be deemed to be the Remaining Lenders (without the Other Bank), and any reference to the Other Bank in the Credit Documents shall be interpreted accordingly.

4.	Extension of the Termination Date of Amendment no. 3

4.1
As of the date of execution of this Amendment, Section 1 of Amendment no. 3 shall be amended such that the definition of "Termination Date" existing therein shall be deleted and the following shall come in its stead:

""Termination Date"          means the Final Repayment Date."

5.	Interest and Commissions

5.1
As of the date of execution of this Amendment, Sections 4.1-4.4 of Amendment no. 3 shall be cancelled, such that the amendments specified therein shall be deleted and the sections mentioned in Sections 4.1-4.4 of Amendment no. 3 shall resume to their drafting in the Credit Agreement (in its original drafting as was executed on March 14, 2013, prior to its amendment).

5.2
For the avoidance of doubt, it shall be clarified that with respect to the commissions that apply to issuing bank guarantees as specified in Section 28.2.4 of the Credit Agreement, and which bank guarantees have already been issued by a Lender prior to the execution of this Amendment, the commission that the Borrower shall pay the Lender shall be updated at the date of the payment of the upcoming commission, in accordance with the commission rate as is updated in this Amendment.

5.3
The Borrower shall pay: (a) to the leading bank, in its capacity as Credit Manager, and (b) to each Lender, through the Credit Manager, a one-time commission for handling the request to amend the Credit Agreement, all as specified in the Commissions Letter, which shall be executed concurrently with the execution of this Amendment by the Borrower.

5.4	The payment of any of the commissions specified above shall be deemed final and absolute, and shall not be refunded to the Borrower for any reason whatsoever.

6.	Miscellaneous

6.1
Unless otherwise expressly set forth in this Amendment, the terms and conditions and the obligations specified in this Amendment do not derogate from and/or prejudice and/or modify any other undertaking of the Borrower towards the Lenders and/or the validity of any security whatsoever that was made available to the benefit of the Securities' Trustee for the Lenders, under and by virtue of the Credit Agreement and/or the other Credit Documents and/or any other agreement or document that was and/or shall be delivered to the Lenders or to a position holder with respect to the Credit, and these shall continue to have full and binding force, including all of the provisions relating to the Lenders' rights to make the Credit immediately payable, all in accordance with and subject to the provisions and the terms and conditions of the Credit Documents.

6.2
This Amendment, unless explicitly stated otherwise herein, is meant to be in addition to all that is stated in the Credit Agreement and in the Amendments, and shall not derogate from and/or modify and/or prejudice them, and other than as explicitly specified in this Amendment, all of the rights of the Lenders and of the Borrower under the Credit Agreement, the Amendments and applicable law, are fully reserved.